Exhibit 5.1

May 17, 2012

LyondellBasell Industries N.V.

Stationsplein 45

3013 AK Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as special United States counsel to LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of the Netherlands (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $1,000,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2021 (the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 6.000% Senior Notes due 2021 originally issued on November 14, 2011 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of November 14, 2011 (the “Indenture”), among the Company, certain guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

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(c)	the form of the Exchange Notes included in the Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of (i) the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation and (ii) the Netherlands as set forth in our opinion letter as special Dutch counsel to the Company of even date herewith, which opinion letter is filed as Exhibit 5.2 to the Registration Statement), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In addition, we note that the enforceability of the waiver of immunities by the Company set forth in Section 11.11 of the Indenture is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We also express no opinion as to the enforceability of Section 11.12 of the Indenture relating to currency indemnity.

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to

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advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ David Lopez
David Lopez, a Partner